Hartford Life Insurance Company:
333-133694	CRC Generations
333-133693	CRC Select
333-133695	CRC

Union Security Insurance Company:
333-43805	EmPower
033-63799	Masters
Masters+
333-65231	Triple Crown
033-63829	TD Waterhouse

Union Security Life Insurance Company of New York:
333-14761	Masters (USL)
333-20345	TD Waterhouse

Supplement Dated June 2, 2008 to your Prospectus Dated May 1, 2008

Supplement Dated June 2, 2008 to your Prospectus

Effective at the close of business on September 12, 2008, the definition for either “Administrative Office” or “Administrative Office of the Company” is deleted and replaced with the following:

Administrative Office: Our overnight mailing address is: 1 Griffin Road, North Windsor, CT 06095-1512. Our standard mailing address is: U.S. Wealth Management, P.O. Box 5085, Hartford, Connecticut 06102-5085.

This Supplement Should Be Retained With The Prospectus For Future Reference.

HV-6677